                                                                    EXHIBIT 99.1



CONTACT:  Michael Berman                                   FOR IMMEDIATE RELEASE
          (312) 279-1496                                   January 23, 2006



                       ELS REPORTS FOURTH QUARTER RESULTS
                          STRONG OPERATING PERFORMANCE


         CHICAGO, IL - Equity LifeStyle Properties, Inc. (NYSE: ELS) announced results for the quarter and year ended December 31, 2005.

      a) Financial Results

         For the fourth quarter of 2005, Funds From Operations ("FFO") were ($5.7 million) or ($0.19) per share on a fully diluted basis, compared to $14.1 million or $0.47 per fully diluted share for the same period in 2004. For the year ended December 31, 2005, FFO were $52.8 million or $1.77 per share on a fully diluted basis, compared to $54.4 million or $1.85 per fully diluted share for the year ended December 31, 2004.

         Net loss available to common stockholders totaled ($14.6 million) or ($0.63) per fully diluted share for the quarter ended December 31, 2005. This compares to net loss available to common stockholders of ($0.08 million) or ($0.00) per fully diluted share for the fourth quarter of 2004. Net loss available to common stockholders totaled ($2.3 million) or ($0.10) per fully diluted share for the year ended December 31, 2005. This compares to net income available to common stockholders of $4.0 million or $0.17 per fully diluted share for the year ended December 31, 2004.

         The fourth quarter of 2005 included approximately ($0.72) FFO and net loss per fully diluted share related to refinancing costs ($0.67) and hurricane-related costs ($0.05). See the attachment to this press release for reconciliation of FFO and FFO per share to net income and net income per share, respectively, the most directly comparable GAAP measures.

      b) Portfolio Performance

         Fourth quarter 2005 property operating revenues were $77.5 million, compared to $72.9 million in the fourth quarter of 2004. Property operating revenues for the year ended December 31, 2005 were $313.9 million, compared to $283.3 million for the year ended December 31, 2004.

         For the three months ended December 31, 2005, our Core(1) properties' operating revenues increased approximately 4.3 percent, while operating expenses increased approximately 8.8 percent, over the same period in 2004. Net Core income from property operations increased approximately 1.4 percent over the same period last year (approximately 5.2 percent, excluding hurricane-related costs). For the year ended December 31, 2005, our Core properties' operating revenues increased approximately 3.9 percent, while



--------
1 Properties we owned for the same period in both years.

operating expenses increased approximately 5.8 percent, over the year ended December 31, 2004. Net Core income from property operations increased approximately 2.5 percent over last year (approximately 3.5 percent, excluding hurricane-related costs). On a year-over-year basis, our Core resort income from property operations increased approximately 7.2 percent on a 4.1 percent increase in revenues.

         For the quarter ended December 31, 2005, the Company had 259 new home sales (including 34 third-party sales), a 53 percent increase over the quarter ended December 31, 2004. Gross revenues from home sales were approximately $22.6 million for the quarter ended December 31, 2005, compared to approximately $16.7 million for the quarter ended December 31, 2004. For the year ended December 31, 2005, the Company had 771 new home sales (including 84 third-party sales), a 50 percent increase over the same period in 2004. Gross revenues from home sales were approximately $66.0 million for the year ended December 31, 2005, compared to approximately $47.4 million for the same period in 2004. Our ancillary net income increased from $2.7 million to $3.9 million on a year-over-year basis, primarily due to acquisitions.

         The combination of general administrative costs and rent control initiatives were flat quarter-over-quarter. On a year-over-year basis, these costs increased from $11.7 million to $14.7 million. We added resources to manage our growth and experienced increased costs due to the changing regulatory environment.

         Excluding the impact of the refinancing, our acquisitions contributed $0.07 per share of fully diluted FFO in the fourth quarter of 2005 compared to $0.13 per share of fully diluted FFO in the fourth quarter of 2004. Excluding the impact of the refinancing, for the year ended December 31, 2005, our acquisitions contributed $0.70 per share of fully diluted FFO compared to $0.25 per share for the year ended December 31, 2004.

      c) Asset-related Transactions

         We currently have six all-age properties held for disposition and are in various stages of negotiations for sale of same. The Company plans to reinvest its sale proceeds or reduce outstanding line of credit debt with the sale proceeds. We closed on the sale of Five Seasons, a 390-site community located in Cedar Rapids, Iowa for approximately $6.7 million, generating a net gain of $2.3 million. We are evaluating the potential acquisition of other assets.

      d) Balance Sheet

         During the quarter, we refinanced approximately $293 million of secured debt maturing in 2007 with an effective interest rate of 6.8 percent per annum. This debt was secured by two cross-collateralized loan pools consisting of 35 properties. The transaction generated approximately $337 million in proceeds from loans secured by individual mortgages on 20 properties. The blended interest rate on the refinancing was approximately 5.3 percent per annum, and the loans mature in 2015. Transaction costs were approximately $20 million ($0.67 per fully diluted share). The remaining excess proceeds were used to repay outstanding amounts on our lines of credit.

         Our average long-term secured debt balance was approximately $1.5 billion in the quarter, with a weighted average interest rate of approximately
6.1 percent per annum. Our unsecured debt balance consists of $100 million outstanding of a $120 million term loan with a fixed interest rate of approximately 6.6 percent per annum, and approximately $38 million outstanding on our lines of credit, which have a current availability of approximately $135 million. Interest coverage was approximately 1.7 times in the quarter.

         As a result of the changes in the law relating to deferred compensation plans, the Company terminated its Supplemental Retirement Savings Plan. Termination of the Plan had no material effect on results of operations and no material impact on the Company's balance sheet.

      e) Guidance

         Preliminary guidance for 2006 fully diluted FFO per share is projected to be in the range of $2.75 to $2.85. We expect our Core property operating revenues to increase approximately 4 percent. We anticipate our 2006 quarterly resort revenues to approximate the pattern in 2005. Our 2005 acquisitions contributed approximately $3.5 million in property operating revenues in 2005, with a 50 percent operating margin. We expect our 2005 acquisitions to contribute approximately $11 million in property operating revenues in 2006. Overall, we expect Core net operating income to grow between 3.5 and 4.0 percent. We expect our home sales operation to be consistent with or better than our 2005 performance and anticipate our 2005 acquisitions to add approximately $1.5 million in sales-related income. Our 2005 Other Income included approximately $2.5 million of one-time gains on some of our joint venture properties, and our Thousand Trails income will increase by 3.25 percent pursuant to the terms of the lease. General and administrative expenses are expected to increase approximately 4 percent. Our overall interest rate (including amortization expense) is approximately 6.1 percent per annum. We make no assumptions concerning acquisitions.

         Factors impacting this guidance include i) the mix of site usage within the Company's portfolio; ii) the Company's yield management on its short term resort sites; iii) scheduled or implemented rate increases; and iv) occupancy changes. Results for 2006 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as hurricanes; iv) potential acquisitions, investments and dispositions; and v) Rent Control Initiatives and other legal defense costs. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate", "expect", "believe", "intend", "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age communities, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. ELS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 285 quality properties in 28 states and British Columbia consisting of 106,337 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

         A live webcast of the Company's conference call discussing these results will be available via the Company's website in the Investor Info section at www.mhchomes.com at 10:00 a.m. Central time on January 24, 2006. The conference call will not have any prerecorded remarks and will be limited to questions and answers from interested parties.

                                      ###

         Tables follow

                        EQUITY LIFESTYLE PROPERTIES, INC.
                             SELECTED FINANCIAL DATA
                                   (UNAUDITED)
                (AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                                               QUARTERS ENDED             TWELVE MONTHS ENDED
                                                                          DEC. 31,        DEC. 31,       DEC. 31,       DEC. 31,
                                                                            2005            2004           2005           2004
                                                                         ----------      ---------      ---------      ----------
PROPERTY OPERATIONS:
        Community base rental income ..........................          $  53,813       $  51,661      $ 213,280      $ 204,190
        Resort base rental income .............................             17,434          15,381         73,398         54,841
        Utility and other income ..............................              6,214           5,867         27,210         24,278
                                                                         ---------       ---------      ---------      ---------
           Property operating revenues ........................             77,461          72,909        313,888        283,309

        Property operating and maintenance ....................             27,193          24,376        104,150         92,121
        Real estate taxes .....................................              6,042           5,721         24,688         22,723
        Property management ...................................              4,106           3,267         15,919         12,852
                                                                         ---------       ---------      ---------      ---------
           Property operating expenses ........................             37,341          33,364        144,757        127,696
                                                                         ---------       ---------      ---------      ---------
           Income from property operations ....................             40,120          39,545        169,131        155,613

HOME SALES OPERATIONS:
        Gross revenues from inventory home sales ..............             22,621          16,713         66,014         47,404
        Cost of inventory home sales ..........................            (19,367)        (14,632)       (57,471)       (41,577)
                                                                         ---------       ---------      ---------      ---------
           Gross profit from inventory home sales .............              3,254           2,081          8,543          5,827
        Brokered resale revenues, net .........................                619             555          2,714          2,176
        Home selling expenses .................................             (2,286)         (2,249)        (8,838)        (8,630)
        Ancillary services revenues, net ......................                385             351          3,864          2,743
                                                                         ---------       ---------      ---------      ---------
           Income from home sales and other ...................              1,972             738          6,283          2,116

OTHER INCOME AND EXPENSES:
        Interest income .......................................                412             315          1,406          1,391
        Other corporate income ................................              3,980           2,516         16,609          3,475
        Equity in income of unconsolidated joint ventures .....              1,033           1,259          8,468          4,969
        General and administrative ............................             (3,427)         (2,554)       (13,624)        (9,243)
        Rent Control Initiatives ..............................               (274)         (1,117)        (1,081)        (2,412)
                                                                         ---------       ---------      ---------      ---------
           Operating income (EBITDA) ..........................             43,816          40,702        187,192        155,909

        Interest and related amortization .....................            (25,528)        (23,998)      (100,832)       (90,970)
        Early debt retirement .................................            (20,148)             --        (20,630)            --
        Income from discontinued operations ...................                319             667          1,875          2,450
        Depreciation on corporate assets ......................               (122)           (426)          (804)        (1,657)
        Income allocated to Preferred OP Units ................             (4,045)         (2,825)       (13,974)       (11,284)
                                                                         ---------       ---------      ---------      ---------
           FUNDS FROM OPERATIONS (FFO) ........................          $  (5,708)      $  14,120      $  52,827      $  54,448


        Depreciation on real estate and other costs ...........            (14,446)        (13,346)       (55,689)       (47,541)
        Depreciation on unconsolidated joint ventures .........               (619)           (506)        (1,960)        (1,230)
        Depreciation on discontinued operations ...............                 --            (349)          (329)        (1,353)
        Gain on sale of properties ............................              2,279              --          2,279            638
        Income (loss) allocated to Common OP Units ............              3,874               1            539           (936)
                                                                         ---------       ---------      ---------      ---------
              NET (LOSS) INCOME ...............................          $ (14,620)      $     (80)     $  (2,333)     $   4,026
                                                                         =========       =========      =========      =========

 NET (LOSS) INCOME PER COMMON SHARE - BASIC ....................         $   (0.63)      $   (0.00)     $   (0.10)     $    0.18

 NET (LOSS) INCOME PER COMMON SHARE - FULLY DILUTED ............         $   (0.63)      $   (0.00)     $   (0.10)     $    0.17
                                                                         ---------       ---------      ---------      ---------


 FFO PER COMMON SHARE - BASIC ..................................         $   (0.19)      $    0.48      $    1.80      $    1.88

 FFO PER COMMON SHARE - FULLY DILUTED ..........................         $   (0.19)      $    0.47      $    1.77      $    1.85
                                                                         ---------       ---------      ---------      ---------

 Average Common Shares - Basic .................................            23,208          22,906         23,081         22,849
 Average Common Shares and OP Units - Basic ....................            29,450          29,360         29,366         28,916
 Average Common Shares and OP Units - Fully Diluted, Net Loss...            29,450*         29,360         29,366         29,465
 Average Common Shares and OP Units - Fully Diluted, FFO Loss....           29,450*         29,925         29,927         29,465
                                                                         ---------       ---------      ---------      ---------


*Average Common Shares and OP Units - Fully Diluted, 30,055

                        EQUITY LIFESTYLE PROPERTIES, INC.
                                   (UNAUDITED)


                                                              AS OF                AS OF
                                                          DECEMBER 31,          DECEMBER 31,
TOTAL SHARES AND OP UNITS OUTSTANDING:                        2005                 2004
                                                          -------------        -------------
Total Common Shares Outstanding.................            23,295,956          22,937,192
Total Common OP Units Outstanding...............             6,207,471           6,340,805




SELECTED BALANCE SHEET DATA:                           DECEMBER 31,            DECEMBER 31,
                                                           2005                    2004
                                                    (amounts in 000's)      (amounts in 000's)
                                                    ------------------      ------------------
Total real estate, net.........................       $    1,774,222         $    1,712,923
Cash and cash equivalents......................       $          610         $        5,305
Total assets (1)...............................       $    1,948,693         $    1,886,289

Mortgage notes payable.........................       $    1,500,481         $    1,417,251
Unsecured debt.................................       $      137,800         $      235,800
Total liabilities..............................       $    1,706,798         $    1,719,674
Minority interest..............................       $      209,379         $      134,771
Total stockholders' equity.....................       $       32,516         $       31,844





MANUFACTURED HOME SITE AND                       QUARTERS ENDED                TWELVE MONTHS ENDED
OCCUPANCY AVERAGES:                         DEC. 31,        DEC. 31,        DEC. 31,        DEC. 31,
                                              2005            2004            2005            2004
                                           -----------     ----------     -----------     -----------
Total Sites .........................         42,834          42,657          42,776          42,179
Occupied Sites ......................         38,616          38,790          38,629          38,512
Occupancy % .........................           90.2%           90.9%           90.3%           91.3%
Monthly Base Rent Per Site ..........     $   464.51      $   443.95      $   460.10      $   441.83
Core* Monthly Base Rent Per Site ....     $   467.23      $   446.39      $   462.84      $   441.99

(*) Represents rent per site for properties owned in both periods of comparison.




                                                          QUARTERS ENDED                      TWELVE MONTHS ENDED
HOME SALES (2):                                     DEC. 31,           DEC. 31,          DEC. 31,            DEC. 31,
($ in thousands)                                      2005               2004              2005                2004
                                                   ----------        -----------       -----------         -----------
New Home Sales Volume (3).....................            259                169               771                 514
New Home Sales Gross Revenues.................     $   21,923         $   15,730        $   62,664          $   43,324
Used Home Sales Volume........................             65                 57               271                 341
Used Home Sales Gross Revenues................     $      698         $      983        $    3,350          $    4,080
Brokered Home Resale Volume...................            342                350             1,526               1,415
Brokered Home Resale Revenues, net............     $      619         $      555        $    2,714          $    2,176



(1) Includes hurricane related costs recoverable from insurance providers of approximately $4 million.
(2) Results of continuing sales operations.
(3) Quarter and twelve months ended December 31, 2005 includes 34 and 84 third-party sales, respectively.

                        EQUITY LIFESTYLE PROPERTIES, INC
                                   (UNAUDITED)

ANNUAL REVENUE RANGES:

                               Total Sites as of December 31                 Approximate Annual
                                     (rounded to 100s)                        Revenue Range (1)
                               -----------------------------      -----------------------------------------
                                  2005              2004                2006                   2005
                               -----------       -----------      -----------------     -------------------
Community sites (2) .......       44,900           45,200           $5,700 - $5,800     $5,400 - $5,500 (3)
Resort sites:
  Annuals .................       15,500           13,100           $3,000 - $3,200     $3,000 - $3,200
  Seasonal ................        8,000            7,200           $1,900 - $2,000     $1,800 - $1,900
  Transient ...............        6,500            6,000           $2,600 - $2,800     $2,300 - $ 2,500
  Thousand Trails .........       17,900           17,900                                     (4)
Joint Ventures ............       13,500           11,800                                     (5)
                                 -------          -------
                                 106,300          101,200
                                 =======          =======

(1)   All Ranges exclude utility and other income.
(2)   Includes 2,076 sites from discontinued operations.
(3) Based on occupied sites. Average occupancy as of 12/31/05 was approximately 90%.
(4) 17,911 sites are reserved for Thousand Trails members pursuant to a sale-leaseback agreement with Thousand Trails Operations Holding Company, L.P. with an annual rent of $16.5 million
(5) Joint Venture income is included in Equity in income from unconsolidated joint ventures.

FUNDS AVAILABLE FOR DISTRIBUTION (FAD):                         QUARTERS ENDED                 TWELVE MONTHS ENDED
                                                            DEC. 31,        DEC. 31,          DEC. 31,        DEC. 31,
                                                              2005            2004              2005            2004
                                                           ----------      ----------        ----------      ----------
Funds from operations................................      $   (5,708)     $   14,120        $   52,827      $   54,448
Non-revenue producing improvements to real estate....          (3,533)         (4,156)          (12,549)        (13,663)
                                                           ----------      ----------        ----------      ----------
  Funds available for distribution...................      $   (9,241)     $    9,964        $   40,278      $   40,785
                                                           ==========      ==========        ==========      ==========

FAD per Common Share - Basic.........................      $    (0.31)     $     0.34        $     1.37      $     1.41
FAD per Common Share - Fully Diluted.................      $    (0.31)     $     0.33        $     1.35      $     1.38
                                                           ----------      ----------        ----------      ----------

EARNINGS AND FFO PER SHARE GUIDANCE (unaudited)                  Full Year 2006
                                                                 Low       High
                                                                ------    ------
Projected net income per common share - fully diluted.......    $ 0.64    $ 0.73
Projected depreciation and amortization.....................      1.93      1.93
Projected income allocated to Common OP Units...............      0.18      0.19
                                                                ------    ------
Projected FFO available to common stockholders..............    $ 2.75    $ 2.85
                                                                ======    ======

     "Funds from Operations ("FFO") is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), to be an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

     FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution ("FAD") is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT's operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions."